REGISTRATION AND LOCKUP AGREEMENT
          This agreement (this “Agreement”) is made this 12th day of December, 2008 between INX Inc., a Delaware corporation (the “Company”), and James H. Long (“Mr. Long”).
          WHEREAS, Mr. Long holds 1,874,880 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) that are “restricted securities” as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Restricted Stock”);
          WHEREAS, Mr. Long is the founder, Chairman and Chief Executive Officer of the Company;
          WHEREAS, the Company and Mr. Long have determined that it is in their respective best interests that the Company grant Mr. Long registration rights with respect to the Restricted Stock, subject to the terms and conditions of this Agreement; and
          NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Definitions.
a)	“Effectiveness Period” means, with respect to the Registration Statement, the period from the date the SEC declares the Registration Statement effective until the earlier of:
i)	the date that is the third anniversary of such effective date;

ii)	the date that Mr. Long has sold all of the Restricted Stock covered by such Registration Statement pursuant to such Registration Statement;

iii)	the first date that all of the Restricted Stock covered by the Registration Statement are eligible for sale pursuant to Rule 144(k) under the Securities Act; and

iv)	the date the Company fails to qualify to use Form S-3 to register Mr. Long’s sale of the Restricted Stock.
b)	“Lockup Period” means one hundred and twenty (120) days following the effective date of the Registration Statement that the Company will file on Form S-3 as soon as practicable after the date of this Agreement.

c)	“Losses” means losses, claims, damages, liabilities and expenses to which a party may become subject (under the Securities Act or otherwise), including, without limitation, costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses incurred in connection with any Proceeding.

d)	“Proceeding” means an action, suit, arbitration, or proceeding (including, without limitation, an investigation, appearance as a witness, or partial proceeding such as a deposition), whether commenced or threatened.

e)	“Registration Statement” means the registration statement on Form S-3 that the Company is required to file and keep effective for the Effectiveness Period under this Agreement, to register Mr. Long’s sale of the Restricted Securities so long as the Company qualifies to use Form S-3 to register Mr. Long’s sale of the Restricted Securities.

f)	“Securities Act” means the Securities Act of 1933, as amended.

g)	“Suspension Event” means:
i)	the representative of the underwriters of a firm commitment underwritten offering of Common Stock advises the Company in writing that the sale of Restricted Stock pursuant to the Registration Statement would have a materially adverse effect on such offering;

ii)	the board of directors of the Company determines in good faith after consultation with its outside counsel that (because of any pending or in-process financing, offer or sale of securities, acquisition, merger, tender offer, business combination, reorganization, consolidation or other significant transaction involving the Company or its subsidiaries): (A) the sale of the Restricted Stock covered by the Registration Statement would require disclosure of non-public material information of the Company and its subsidiaries not otherwise required to be disclosed under applicable law; and (B) such disclosure would have a material adverse effect on the Company’s ability to consummate the proposed significant transaction;

iii)	the board of directors of the Company determines in good faith that the Company is required by law, rule or regulation to supplement the Registration Statement, to file a post-effective amendment to the Registration Statement, or to incorporate information into the Registration Statement for the purpose of: (A) including in the Registration Statement any prospectus required under Section 10(a)(3) of the Securities Act; (B) reflecting in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in the prospectus; or (C) including in the prospectus either (y) any material information with respect to the plan of distribution or selling stockholders not disclosed in the Registration Statement, or (z) any material change to such information; or

iii)	the board of directors of the Company determines in good faith that the offer or sale of the Restricted Stock pursuant to the Registration Statement would impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, reorganization, consolidation or other significant transaction involving the Company or its subsidiaries.
h)	“Suspension Notice ” means, on the occurrence of any Suspension Event, the written notice the Company must promptly give to Mr. Long that the availability of the Registration Statement is suspended, which written notice shall specify whether the Suspension Event is that described in subsection (i), (ii), or (iii) of definition 1.g. above. In the case of a Suspension Event described in definition 1.g.(i) above, the Suspension Notice shall include a copy of the written notice to the Company from the representative of the underwriters.

i)	“Suspension Period” means the period beginning on the day that Mr. Long receives a Suspension Notice from the Company and continuing until (i) he has received copies of the supplemented or amended prospectus prepared and filed by the Company or (ii) he is advised in writing that the Company has declared that the Suspension Period has been terminated; provided, however, that during the Effectiveness Period, the Company may not have more than two Suspension Events aggregating not more than 90 days in any 12-month period.
2.	Registration Obligations and Procedures.
a)	As soon as practicable after the date of this Agreement, the Company will file a Registration Statement on Form S-3 covering the sale of the Restricted Stock by Mr. Long and will use commercially reasonable efforts to cause the US Securities and Exchange Commission (the “SEC”) to declare such Registration Statement effective. Before filing such Registration Statement, the Company shall provide or otherwise make available to Mr. Long copies of such Registration Statement proposed to be filed. The Company will promptly notify Mr. Long of the SEC declaring the Registration Statement effective.

b)	During the Effectiveness Period, the Company will at its expense (except as otherwise specified in Section 5) with respect to the Registration Statement:
i)	prepare and file with the SEC such amendments and supplements with respect to the Company to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as required under this Agreement;

ii)	take such reasonable action as may be necessary so that: (A) the Registration Statement and the prospectus and any amendments or supplements thereto (and each report or other document incorporated therein by reference) comply in all material respects with the Securities Act and the Exchange Act; (B) the Registration Statement and any amendment thereto do not, when they become effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (B) the Prospectus, and any amendment or supplement to the prospectus, does not, as of its date, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

iii)	notify Mr. Long in writing at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act, of the Corporation’s becoming aware that the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and prepare and furnish to Mr. Long a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the prospective buyers of such Restricted Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

iv)	notify Mr. Long in writing (A) when any post-effective amendment to the Registration Statement shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (B) of the receipt of any comments from the SEC, (C) of any request of the SEC to amend the Registration Statement or amend or supplement the prospectus or for additional information, and (D) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any prospectus, or of the suspension of the qualification of the Registration Statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

v)	make every reasonable effort to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible time;

vi)	take all reasonable actions necessary to ensure that the Restricted Stock is listed and available for quotation on The Nasdaq Global Market or such other market as may be the principal market on which the Common Stock is quoted or listed;

vii)	except during the Suspension Period that applies to a Suspension Event described in definition 1.g.(i) above, refrain from bidding for or purchasing any Common Stock or any right to purchase Common Stock or attempting to induce any person to purchase any such security or right, if such bid, purchase or attempt would, due to the restrictions of Regulation M, in any way limit the right of Mr. Long to sell the Restricted Stock..
3.	No Sales During Suspension Period. Mr. Long agrees that, upon receipt of any Suspension Notice from the Company of a Suspension Event, Mr. Long will during the Suspension Period discontinue disposition of Restricted Stock covered by such Registration Statement pursuant to the Registration Statement.

4.	Notice by Mr. Long. Mr. Long agrees to give prior notice to the Company of his intention to sell some or all of the Restricted Stock, and to inform the Company whether his manner of distribution requires an amendment to the Registration Statement or amendment or supplement to the prospectus before sales of Restricted Stock may be made. If such amendment or supplement is required, Mr. Long shall not dispose of any Restricted Stock pursuant to the Registration Statement until his receipt of copies of the amended or supplemented prospectus. Mr. Long agrees to deliver or cause to be delivered to prospective purchasers a current prospectus prior to the time of each sale of Restricted Stock made pursuant to the Registration Statement. For the purposes of this Agreement, any sale of Restricted Stock exempt from registration under SEC Rule 144 shall not be considered to be a sale pursuant to the Registration Statement.

5.	Expenses. Mr. Long agrees to pay the Company a one-time payment of $15,000.00 to partially offset the costs associated with the initial preparation and filing of the Registration Statement on Form S-3 to be filed under Section 2(a) of this Agreement, which payment shall be made within 10 days of the date of the initial filing of such Registration Statement.

6.	Lockup Period. Mr. Long agrees not to offer or sell any Restricted Stock during the Lockup Period without the express prior consent of the Company, which consent shall be in written form signed by the Chief Financial Officer of the Company. A disposition of Restricted Stock by Mr. Long as a gift or for the purpose of estate planning not involving the offer or sale of Restricted Stock shall not be considered a sale of Restricted Stock for the purposes of this Agreement.

7.	Indemnification. For purposes of this Section 7: “Registration Statement” includes any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement; and (iii) “untrue statement” includes any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

a)	The Company shall indemnify and hold harmless Mr. Long from and against any Losses (including Losses comprised of costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses incurred in connection with investigating, defending or preparing to defend any such Proceeding, as the same are incurred) to which Mr. Long (or any such controlling person) may become subject, to the extent such Losses (or Proceedings in respect thereof) arise out of, or are based upon: (A) any untrue statement; (B) any failure by the Company to fulfill any undertaking included in the Registration Statement; or (C) any violation by the Company of any law, rule or regulation; provided, however, that the Company shall not be liable in any such case to the extent that such Losses arise out of, or are based upon, an untrue statement made in reliance upon and in conformity with written information furnished to the Company by or on behalf of Mr. Long specifically for use in preparation of the Registration Statement or the failure of Mr. Long to comply with his covenants and agreements contained in this Agreement regarding the sale of the Restricted Stock.

b)	Mr. Long shall indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any Losses (including Losses comprised of costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses incurred in connection with investigating, defending or preparing to defend any such Proceeding, as the same are incurred) to which the Company (or any such controlling person) may become subject, to the extent such Losses (or Proceedings in respect thereof) arise out of, or are based upon: (A) any failure by Mr. Long to comply with the covenants and agreements contained in this Agreement respecting the sale of the Restricted Stock; or (B) any untrue statement, if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of Mr. Long specifically for use in preparation of the Registration Statement; provided, however, that Mr. Long’s obligation to indemnify the Company shall be limited to the net proceeds received by Mr. Long from the sale of the Restricted Stock.

c)	Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any Proceeding with respect to which the indemnified person seeks indemnity against an indemnifying person under this Section 7, such indemnified person shall notify the indemnifying person in writing of such claim or of the beginning of such Proceeding, but the failure to so notify the indemnifying person will not relieve he or it from any liability that he or it may have to any indemnified person under this Section 7 (except to the extent that such failure prejudices the indemnifying person’s ability to defend such Proceeding). The indemnifying person shall have the right, exercisable by written notice to an indemnified person promptly after receiving such notice from such indemnified person, to assume the defense of any such claim or Proceeding, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof (but only for so long as such indemnifying person is pursuing such defense in a reasonable manner), such indemnifying person shall not be liable to such indemnified person for any Losses consisting of legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists a conflict of interest that would, in the opinion of counsel to the indemnified person, make it inappropriate for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified persons. No indemnifying person shall be liable in respect of any amounts paid in settlement of any Proceeding unless the indemnifying person shall have approved the terms of such settlement; provided, however, that such consent shall not be unreasonably withheld or delayed. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any Proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such claim or Proceeding.
d)	If the indemnification provided for in this Section 7 is unavailable to or insufficient to hold harmless an indemnified person under Sections 7(b) or (c) in respect of any Losses (or Proceedings in respect thereof) referred to therein, then each indemnifying person shall contribute to the amount paid or payable by such indemnified person as a result of such Losses (or Proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and Mr. Long, on the other, in connection with the untrue statements or other matters which resulted in such Losses (or Proceedings in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company on the one hand or Mr. Long on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. Notwithstanding the provisions of this Section 7(d), Mr. Long shall not be required to contribute any amount in excess of the amount by which the net proceeds he received from the sale of the Restricted Stock to which Losses relate exceeds the amount of any damages which Mr. Long has otherwise been required to pay by reason of such untrue statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
8.	Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, in each case without the written consent of the Company and Mr. Long. No failure or delay by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy upon any breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
9.	Notices. All notices and other communications in connection with this Agreement shall be made in writing by hand delivery, registered first-class mail or air courier guaranteeing overnight delivery to the address set forth below, or to such other address and to such other persons as any party hereto may hereafter specify in writing:
a.	If to the Company:

INX Inc. 6401 Southwest Freeway Houston, TX 77074 Attention: Chief Financial Officer With a courtesy copy delivered via email to Brian.Fontana@INXI.com

b.	If to Mr. Long:

James H. Long 910 Alkire Lake Drive Sugar Land, TX 77478 With a courtesy copy delivered via email to Jim.Long@INXI.com
All such notices and communications shall be deemed to have been duly given: when received if deposited in the mail, postage prepaid, if mailed; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

10.	Successors and Assigns. Except as expressly provided in this Agreement, the rights and obligations of Mr. Long under this Agreement shall not be assignable by Mr. Long to any person. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

11.	Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without regard to the choice of law provisions thereof.

13.	Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

14.	Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Restricted Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

15.	Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

16.	Third Party Beneficiaries. Nothing express or implied herein is intended or shall be construed to confer upon any person or entity, other than the parties hereto and their respective successors and assigns, any rights, remedies or other benefits under or by reason of this Agreement.
[Signature page follows.]

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

INX INC.	JAMES H. LONG

/s/ Brian Fontana Brian Fontana	/s/ James H. Long James H. Long
Chief Financial Officer	An individual

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